Amendment no. 1 to pricing supplement dated August 25, 2017
To prospectus dated April 15, 2016,
prospectus supplement dated April 15, 2016,
product supplement no. 4-I dated April 15, 2016 and
underlying supplement no 1-I dated April 15 ,2016

Registration Statement Nos. 333-209682 and 333-209682-01 Dated September 12, 2017 Rule 424(b)(8)
JPMorgan Chase Financial Company LLC

Structured Investments	$1,050,000 Auto Callable Contingent Interest Notes Linked to the EURO STOXX® Banks Index due September 12, 2018 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated August 25, 2017, related to the notes referred to above (the “pricing supplement”), the Interest Payment Dates are as follows:

Interest Payment Dates†:	December 12, 2017, March 13, 2018, June 12, 2018 and the Maturity Date
CUSIP:	46647MV59

† Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing supplement dated August 25, 2017: http://www.sec.gov/Archives/edgar/data/19617/000089109217006191/e75444_424b2.htm

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf

•	Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf